UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

***Text of communication sent to certain Acorda Therapeutics, Inc. shareholders***

ACORDA THERAPEUTICS, INC.

SPECIAL MEETING OF STOCKHOLDERS

JULY 31, 2020

The Future of Your Investment is in Your Hands

We have been trying to reach you regarding the proposals to be voted on at the Special Meeting, which are of vital importance to the future of your investment.  The accompanying letter details the risk of bankruptcy should Proposal 1 not be approved.

If you have already voted FOR the agenda items, we thank you.

If you have not yet voted—or possibly voted Against—please call Innisfree, the firm assisting us, to vote your shares today or for more information about the upcoming stockholder meeting:

Toll-free: (877) 717-3929 (from the U.S and Canada) or

(412) 232-3651 (from other locations)

10:00 am - 6:00 pm EST

***Text of communication sent to certain Acorda Therapeutics, Inc. shareholders***

Dear Shareholder,

On Friday, July 31, Acorda will hold a special meeting of shareholders to vote on proposals of vital importance to Acorda. However, the first proposal is especially critical to Acorda’s future. Without shareholder approval of an increase in our authorized common shares, we will not have enough shares for our outstanding convertible debt. This could force us into bankruptcy.

This proposal would approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized, potentially issuable shares of common stock from 80,000,000 to 370,000,000.

We know that this would be a significant increase in additional shares, were they all to be issued. However, the alternative could be much worse.

The vast majority of the additional shares are needed for interest on and potential conversions of the company’s $207 million of 2024 convertible debt, as well as the potential restructuring or refinancing of the Company’s remaining $69 million of 2021 convertible debt. If the proposal is not approved, we would be forced to use cash to make the interest payments and to pay for conversions of the 2024 debt, and we would lack shares needed to restructure or refinance the debt that is due in 2021. Again, these circumstances could force us into bankruptcy, which we believe would be a much worse outcome for shareholders.

I am grateful for the support of all of our shareholders. Acorda Therapeutics has been through a challenging couple of years. However, our leadership team and board are united in believing that we are on a path to driving value for our shareholders, the patients we serve, and our associates. Your support on Proposal 1 is needed to help ensure that we have the runway to do so.

I strongly urge you to vote “For” all of the proposals up for a vote at the special stockholders meeting. The two leading proxy advisory services in the country, ISS and Glass Lewis, have also recommended that our shareholders vote “For” on these proposals. Instructions on how to vote are in the attached email.

If you have questions or would like to discuss this in more depth, I invite you to contact Tierney Saccavino, Acorda’s Executive Vice President of Corporate Communications, at tsaccavino@acorda.com.

Best regards,

/s/ Ron Cohen

Ron Cohen, M.D.

Founder, President and CEO